Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated January 31, 2003 (except Note 10 and Note 12, as to which the dates are                 , 2003 and February 19, 2003, respectively), included in the Registration Statement (Form S-1 No. 33-                ) and related Prospectus of Molina Healthcare, Inc. for the registration of                  shares of its common stock.

ERNST & YOUNG LLP

Los Angeles, California

                        , 2003

The foregoing consent is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 10 to the consolidated financial statements.

/s/    ERNST & YOUNG LLP

Los Angeles, California

March 5, 2003